EXHIBIT 10.34

November 2, 2009

Andrew Last
3 Shadewell Court
Danville, CA 94506

Dear Andrew:

It is our  pleasure to offer you the position of Chief Commercial Officer and Executive Vice President with Affymetrix at an annual salary of $365,000 (bi-weekly $14,038.46), reporting to Kevin King, Chief Executive Officer.  Your nomination as a Section 16(b) officer for Affymetrix will be subject to review and approval by our Board of Directors at their next meeting in January 2010.

In addition to your annual salary, we are pleased to offer a sign-on bonus in the amount of $145,000 which will be paid to you in Q1 2010 at the time our Annual Corporate Bonus payments are made.  Bonus awards are subject to applicable withholding of taxes and 401(k) contributions (if enrolled).

Additionally, we will recommend to the Compensation Committee of the Board of Directors of Affymetrix that you be granted two equity awards.  The first is a Stock Option Grant of 90,000 shares of common stock of Affymetrix.  These options will vest 25% per year over a four (4) year period beginning on the grant date, and will be granted (and, therefore priced) when approved by the Compensation Committee.  The second is a grant of 20,000 shares of restricted shares of common stock of Affymetrix.  These shares are not stock options, but rather fully paid for shares of restricted stock. These shares will vest 25% per year over a four (4) year period beginning on the grant date, provided that you continue to be an employee of Affymetrix on such anniversary dates.  These restricted shares will be granted when approved by the Compensation Committee.  The terms of these equity awards will be governed in all respects by the terms of the applicable Affymetrix equity incentive plans and the equity award agreements that will be provided to you after commencement of your employment.

Commencing January 1, 2010, you will also be eligible to participate in the Affymetrix Annual Bonus Program with an award level targeted at 50% of annual base salary.  The actual bonus amount is determined each year by the Board of Directors based on corporate achievement -- financial performance & corporate goals -- and your individual goal achievement.

As an additional condition of employment, we will require that you sign a copy of the company's Confidentiality and Nondisclosure Agreement.

Federal Immigration Law requires that all employers verify each individual’s eligibility to work in the United States, including U.S. citizens.  Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States.  Please bring the appropriate original documentation on your first day of work.  A list of acceptable I-9 documentation is attached for your review.

Your employment is at will and may be terminated by you or by Affymetrix for any or no reason, with or without cause or notice.

This offer is contingent upon satisfactory completion of reference checks and background checks.

Please note that the sign-on bonus is deemed earned upon the completion of one year’s employment.  If you are terminated for cause within one year from your start date or in the event you voluntarily terminate your employment with Affymetrix within one year from your start date, your signature at the bottom of this letter signifies your agreement to reimburse Affymetrix in full before or on your termination date.  You may also elect to allow Affymetrix to deduct your sign-on bonus amount from your final paycheck.  (As set forth in Labor Code Section 2924, in order to establish a termination for cause, there must be a willful breach of duty, a habitual neglect of duty or a continued incapacity to perform assigned duties)

In the event of a termination without cause prior to the bonus payment, you will remain entitled to the bonus and will receive it on the date referenced above.  In the event of a termination without cause subsequent to the bonus payout, no reimbursement of the bonus payment will be required.

If you have any questions, please feel free to contact me at (408) 731-5622.  To indicate acceptance of this offer please return a signed copy of this letter to me by the 3rd business day from the date of this offer, close of business.  You may fax the letter back to me at (408) 731-5855.

Sincerely,

/s/ Lori Ciano

Lori Ciano
Senior Vice President, Human Resources

Offer Acceptance:

/s/ Andrew Last	November 4, 2009
Andrew Last

December 7, 2009
Start Date